PRESS RELEASE

OPY on the NYSE

Oppenheimer Holdings Inc. to Move to the United States

March 11, 2009, New York and Toronto. Oppenheimer Holdings Inc. (“Oppenheimer”) announced today its intention to seek shareholder approval to change its jurisdiction of incorporation from Canada to the United States.

Substantially all of Oppenheimer’s business is conducted in the United States. In addition, the principal reasons for the proposed change in jurisdiction are as follows:

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The simplification of the overall corporate structure of Oppenheimer and the anticipated tax efficiencies and other benefits;

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Greater acceptance of Oppenheimer in the capital markets and improved marketability of its Class A Shares, which may enhance shareholder value over the long term;

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Potential eligibility to participate in US government financed programs that are limited to entities organized in the United States; and

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The favorable corporate environment in Delaware, including timely revisions to its statutes in response to corporate developments and the sophistication of its courts, should assist us in competing more effectively.

In commenting on the proposed change in jurisdiction, Albert G. Lowenthal, Chairman said: “For many years, we have discussed the desirability of having both our holding company and our principal businesses located in the United States.  We believe that the achievement of our strategic goals would be enhanced by our clear and unambiguous identification as a U. S. corporation. It is a matter of corporate history that we found ourselves in Canada, but the confluence of a number of factors makes this an opportune time to make this change. Having both our holding company and our business operating in the U.S will make our structure more understandable to  investors and others and may make our firm eligible for much publicized government programs, all at a cost to the company that is affordable. We look forward to a favorable vote of our shareholders at our upcoming annual meeting.”

On March 10, 2009, the Board of Directors of Oppenheimer Holdings Inc. approved a change of the jurisdiction of incorporation of Oppenheimer from the federal jurisdiction of Canada to the State of Delaware, subject to the approval of Oppenheimer’s shareholders.  The change of jurisdiction is expected to be accomplished through a “domestication” under Delaware law.  The domestication requires the affirmative vote of holders of at least two-thirds of the votes cast by the holders of Oppenheimer Class A non-voting and Class B voting shares, at a meeting at which a majority of the total outstanding Class A shares and Class B shares is present, voting together as a single class.  It is anticipated that the domestication will occur in the second quarter of 2009, subject to receipt of shareholder approval, the authorization of the Director under the Canada Business Corporations Act and the filing of a certificate of corporate domestication and a certificate of incorporation with the State of Delaware.  Following completion of the domestication, the Class A non-voting common stock of the Delaware corporation (which will continue to be named Oppenheimer Holdings Inc.) will be listed on the New York Stock Exchange under the symbol “OPY.”

The Board has reviewed the costs associated with the transaction, including any associated tax liability, and believes that the reasons described above justify the costs that Oppenheimer will incur in connection with the domestication.  Additionally, the Board has reserved the right to terminate or abandon the domestication at any time prior to effectiveness, if it determines for any reason that the consummation of the domestication would be inadvisable or not in the best interests of Oppenheimer’s shareholders.

For purposes of Delaware law, upon its Delaware domestication Oppenheimer will be deemed to be the same entity as it was in Canada and will continue to hold the same assets, property, rights, liabilities and obligations.  The domestication will not interrupt the trading market for Oppenheimer’s Class A non-voting shares and each outstanding Class A non-voting share and Class B non-voting share will remain issued and outstanding as shares of the Delaware corporation.  Oppenheimer’s executive officers and directors will remain unchanged.

Oppenheimer intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with the proposed domestication and to mail a definitive proxy statement and other relevant documents to Oppenheimer shareholders.  Shareholders of Oppenheimer and other interested persons are advised to read, when available, Oppenheimer’s preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with Oppenheimer’s solicitation of proxies for the meeting to be held to approve the proposed domestication because these proxy statements will contain important information about Oppenheimer and the proposed domestication.  The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed domestication.  Shareholders also will be able to obtain a copy of the preliminary and definitive proxy statements, without charge, once available, at the SEC’s internet site at http://www.sec.gov or by directing a request to:  Oppenheimer Holdings Inc., P.O. Box 2015, Suite 1110, 20 Eglinton Avenue West, Toronto, Ontario, Canada M4R 1K8, telephone (416) 322-1515.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Oppenheimer, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from over 86 offices in 21 states and through local broker-dealers in 4 foreign jurisdictions. Oppenheimer Credit Corp. offers syndication as well as trading of issued corporate loans. Oppenheimer employs over 3,300 people. Oppenheimer offers trust and estate services through OPY Trust Company. Evanston Financial Corporation is engaged in mortgage brokerage and servicing. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

This press release includes certain “forward-looking statements” relating to anticipated future performance.  For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Oppenheimer’s Annual Report on Form 10-K for the year ended December 31, 2008.

For further information, please contact Brian Maddox at (212) 850-5661.